EXHIBIT 99.1

  Technology Flavors & Fragrances, Inc. Reports Second Quarter 2004
                         Results of Operations

    AMITYVILLE, N.Y.--(BUSINESS WIRE)--July 27, 2004--Technology Flavors & Fragrances, Inc. (AMEX:TFF) announced today its results of operations for the second quarter ended June 30, 2004. Net sales increased to $4,383,000, or 2.8%, for the second quarter of 2004 from $4,265,000 for last year's comparable quarter and increased to $8,932,000, or 10.5%, for the six-month period ended June 30, 2004 from $8,081,000 for the six-month period of the prior year.
    Improvements in net sales for the three-month and six-month periods ended June 30, 2004 were attributable to a higher volume of existing flavor and fragrance product sales and certain new product launches.
    Operating costs for the current quarter and six-month period of 2004 increased by $152,000 and $268,000, respectively, due to the Company's hiring of senior management sales and research and development personnel and start-up costs associated with the Company's newly established Brazilian joint venture, all of which are intended to support the Company's expansion plans. General and administrative expenses for the 2004 periods were comparable with last year's periods.
    As a result of the increased selling and research and development costs in 2004, the Company sustained a net loss of $79,000 for the second quarter of 2004 and a net profit of $45,000 for the six-month period ended June 30, 2004 as compared to net profits of $107,000 and $15,000, respectively, for the 2003 comparable periods.
    Commenting on the 2004 operating results, Philip Rosner, Chairman and CEO, said, "We are beginning to see a recovery in our core business sales but have yet to reap the benefits of increased sales and earnings which we expect to occur in connection with our newly formed Brazilian joint venture and the new customer prospects being developed by our newly appointed sales managers. Additionally, the recent hiring of sales and research and development personnel generally would not contribute to revenues until later periods due to the long lead times required in the development, testing and launching of new products to prospective customers. We look forward to the positive results which we expect all of these efforts to yield."

    Founded in 1989, TFF creates, develops, manufactures and markets flavors and fragrances which are incorporated into a wide variety of consumer and institutional products, including natural and artificial flavored beverages, confections, foods, pharmaceuticals, aromatherapy products, perfumes and health and beauty products. TFF has a proprietary library of more than 36,000 flavor and fragrance product formulations that are used to develop customized products.
    TFF believes its proprietary formulations are currently used in more than 1,200 products sold by more than 500 customers worldwide, approximately 50 of which are Fortune 1000 companies. TFF maintains facilities in Amityville, New York; Inglewood, California; Toronto, Canada; and Santiago, Chile. TFF is publicly traded on the AMEX under the symbol "TFF."

    Certain statements made herein, including without limitation, statements containing the words "believes," "anticipates," "may," "intends," "expects," and words of similar import constitute "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties, and other factors, which may cause actual company results to differ materially from expectations. Such factors include the following: i) technological, manufacturing, quality control or other circumstances which could delay the sale or shipment of products; ii) economic, business, and competitive conditions in the industry and technological innovations which could affect the company's business; and iii) the company's ability to protect its trade secrets or other proprietary rights, operate without infringing upon the proprietary rights of others and prevent others from infringing on the proprietary rights of the company. Certain of these factors are discussed in more detail in the company's Annual Report on Form 10-KSB for the year ended December 31, 2002. Our forward-looking statements speak only as to the date hereof and we do not undertake any obligation to update any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.


                 TECHNOLOGY FLAVORS & FRAGRANCES, INC.
                 CONSOLIDATED STATEMENTS OF OPERATIONS
                              (Unaudited)

                        For the three months     For the six months
                          ended June 30,           ended June 30,
                       ----------------------- -----------------------
                             2004        2003        2004        2003
                       ----------- ----------- ----------- -----------

 Net sales             $4,382,889  $4,265,240  $8,932,059  $8,080,811
 Cost of sales          2,624,046   2,473,644   5,234,450   4,699,024
                       ----------- ----------- ----------- -----------

        Gross profit    1,758,843   1,791,596   3,697,609   3,381,787
                       ----------- ----------- ----------- -----------

 Operating expenses:
        Selling           864,682     803,282   1,642,882   1,545,740
        General and
         administrative   392,253     390,740     853,279     839,843
        Research and
         development      469,185     380,376     928,724     770,654
        Amortization       48,750      48,750      97,500      97,863
                       ----------- ----------- ----------- -----------

        Total operating
         expenses       1,774,870   1,623,148   3,522,385   3,254,100
                       ----------- ----------- ----------- -----------

 (Loss) income from
  operations              (16,027)    168,448     175,224     127,687
 Interest expense, net    (64,127)    (55,186)   (106,279)    (96,895)
                       ----------- ----------- ----------- -----------

 (Loss) income before
  taxes and minority
  interest                (80,154)    113,262      68,945      30,792

 Provision for taxes       (6,000)     (6,002)     (8,515)    (15,739)
                       ----------- ----------- ----------- -----------

 (Loss) income before
  minority interest       (86,154)    107,260      60,430      15,053

 Minority interest          7,547           -     (15,867)          -
                       ----------- ----------- ----------- -----------

 Net (loss) income       $(78,607)   $107,260     $44,563     $15,053
                       =========== =========== =========== ===========

 Net (loss) income per
  common share - basic
  and diluted               $(.01)       $.01        $.00        $.00
                       =========== =========== =========== ===========

 Weighted average common
  shares outstanding:
             Basic     12,793,773  12,793,773  12,793,773  12,793,773
                       =========== =========== =========== ===========
             Diluted   12,793,773  12,836,169  12,812,650  12,814,971
                       =========== =========== =========== ===========


    CONTACT: Technology Flavors & Fragrances, Inc.
             Joseph A. Gemmo, 631-842-7600, Ext. 301
             E-Mail: gemmo@tffi.com
             Website: www.tffi.com